UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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I am writing to you to share my personal views on the proxy battle over the composition of our Board. I want you to know why I am strongly supporting the Company’s position as the right thing to do for the future of our Company and everyone who depends on it, including us as retirees.

Although retired for 15 years, there is hardly a day that goes by that I don’t think about P&G, and hardly a week that I haven’t talked to someone or to a group at P&G.

In part, because I am physically close to P&G (my office is just across the street from the Cincinnati G.O.), I have remained close to P&G people and organizations. In a way, I don’t feel I ever left P&G. While anything but an “insider,” I think I have maintained a good handle on how the business is trending, the quality of our leadership and the spirit of the place.

I like what I am seeing and feeling.

First and most importantly, we have the right CEO. Some of you, I am sure, knew David Taylor as he was growing up in the Company. He fits the description I have applied to several P&G CEOs I have known: “He is the right leader for the times.” Focused, transparent, courageous, committed to our Purpose and Values, and in touch with reality, his leadership is being acclaimed by the troops and he is respected by outside parties.

I have great confidence in David’s leadership. The night after first seeing David share his vision for the Company, I wrote in my journal: “I will be going home tonight to sleep easily—confident in the future of our Company.”

Second, recent business results are encouraging. Top- and bottom-line performance is improving; we’re seeing stronger market share growth and continued strong cash flow. P&G’s stock price is beginning to reflect this improvement.

Yes, the past several years have been challenging on many fronts: The energy involved in rationalizing our brand portfolio, better controlling costs and dealing with the impact of a once-in-a-lifetime strengthening dollar have represented strong headwinds.

You and I know we have had challenges like this in the past. We experienced them in the 70s, early 80s and late 90s. I’ve said only half-jokingly, “I’ve not only seen this movie, I’ve been in it.”

If there is one benefit which age confers, it is to know that, when we have hit challenges like these, we’ve buckled down, figured out what needs to be done and done it. That is what I see happening now.

David is pursuing a solid go-forward plan, his senior leadership team is aligned, and from all I can see, our employees are implementing it with the passion and effectiveness typical of P&G people. P&G people would have it no other way. We simply don’t quit. We intend to win.

Finally, make no mistake, there is a proverbial “elephant on the table” regarding this proxy fight with Trian.

Some have asked: “What difference could one person make on a big board?” It is an understandable question.

Let me tell you from my Board experience, one director can make a big difference—in promoting or thwarting the creation of the most productive dynamics on the Board itself and its interaction with management.

I’ve experienced the negative side of this—painfully—more than once.

I don’t know Mr. Peltz. I can’t predict with certainty how he would act on the P&G Board. But of this I do feel sure and it worries me enormously—my experience on five for-profit boards and what I have read

(including the extract below from a column from a leading New York Times economics reporter) convinces me Peltz’s entry on the Board risks putting a serious brake on our momentum, which would negatively impact our Company for years to come.

We have had more than enough discontinuities in the last 5-10 years. We don’t need someone to come in and try to figure out yet another new plan. We just got one. Now is the time to execute.

We need undistracted focus on doing what we have always needed to do: grow the business and win versus our competition through superior product offerings and messaging. That is what I see happening.

Let me cut to the chase.

We have the right CEO.

He has a strong go-forward plan and a strong leadership team focused on the execution of that plan.

The people of the Company have renewed confidence in their leadership and the will to win.

The results are starting to come.

Let’s not have an activist investor without a plan or a record of driving sustained growth risk upsetting this and the future of this great Company. I hope you’ll trust me: that risk is very large.

This election is about more than a Board seat. It is about the future of the Company we love.

I walked in the door at 6th & Sycamore streets in Cincinnati 54 years ago almost to the day. Our sales then were just a little over $1 billion. Our stock (on an adjusted basis) was just under $1.00 per share. Its growth since then has averaged 8.6% per year and dividends have been on top of that. Sure, there have been dry spells. I don’t think we had one stock option in the money through most of the 70s. But we did not lose confidence. And here we are celebrating our 180th anniversary.

I know what matters is what happens tomorrow and the next day and the day after that, but I hope and ask that you put your trust in David Taylor and the people of our Company, and not take the enormous risk of throwing a wrench into the momentum underway.

Thank you for taking the time to consider my views on this vital issue. Please join me: Vote all your blue proxy cards.

With best personal wishes,

John E. Pepper

Former CEO and Chairman of the Board, P&G

Quote from article in New York Times by Andrew Ross Sorkin, July 17, 2017

(permission to reference and quote was neither sought nor obtained):

Part of Mr. Peltz’s charm is that, unlike some other activists, he shuns using huge leverage, and he does not demand big buybacks and dividends. Instead, he often presses companies to increase revenues and encourages them to spend money on marketing. All of which sounds nice and non-threatening. He’s so charming that a proxy contest at P&G would be only the third time he has started such a battle – in other instances, he settled and got a seat or seats on the board before going public with his complaints. His presentations even include testimonials from chief executives of companies he had invested in, lauding him as an exemplar shareholder.

But it is worth noting that those chief executives are from the companies he has targeted that have subsequently found success. There are no testimonials from Mr. Immelt, or Ellen Kullman, the retired former chief executive of DuPont, or from any executives at Chemtura, a chemical company that went bankrupt after allowing Mr. Peltz’s team on its board.

None of this is to say that Mr. Peltz isn’t a good investor, or that, in certain circumstances, obstinate companies don’t need change.

And Mr. Peltz is very good at that. His returns have nearly doubled the S&P 500 since 2005.

But there’s a rub: Once he cashes out, many of the companies he invested in lag in value, raising a meaningful question for shareholders about whether the changes he makes improve the company over the long term.

For example, two years after he cashed out of G.N.C., the vitamin and nutrition company, the stock lagged the S&P 500 by 42 percent. Similarly, Sotheby’s stock lagged the S&P 500 by 41 percent two years after he exited the investment.

Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement on Schedule 14A and form of associated BLUE proxy card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2017 Annual Meeting of Shareholders (the “Definitive Proxy Statement”). The Company, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2017 Annual Meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Definitive Proxy Statement. Details concerning the nominees of the Company’s Board of Directors for election at the 2017 Annual Meeting are included in the Definitive Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the Definitive Proxy Statement and other relevant documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at http://www.pginvestor.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.